Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

NCI, INC.

at

$20.00 NET PER SHARE

Pursuant to the Offer to Purchase dated July 17, 2017

by

CLOUD MERGER SUB, INC.,

a wholly-owned subsidiary of

CLOUD INTERMEDIATE HOLDINGS, LLC an affiliate of H.I.G. MIDDLE MARKET LBO FUND II, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 11, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 17, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 17, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Cloud Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Cloud Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), to purchase all outstanding shares of Class A common stock, par value $0.019 per share, and Class B common stock, par value $0.019 per share (collectively, the “Shares”), of NCI, Inc., a Delaware corporation (“NCI”), at a purchase price of $20.00 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of NCI from the Chief Executive Officer of NCI, accompanied by NCI’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $20.00 per Share, net to you in cash without interest, less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 2, 2017, (together with any amendments or supplements thereto, the “Merger Agreement”), among

Parent, Purchaser and NCI, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into NCI, and NCI will be the surviving corporation (the “Merger”).

4.	The board of directors of NCI has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of NCI and its stockholders; (ii) authorized, approved and declared advisable the Merger Agreement and related tender agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) authorized that the Merger be effected under Section 251(h) of the General Corporation Law of the State of Delaware; and (iv) recommended that NCI’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on August 11, 2017, unless the Offer is extended by Purchaser.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NCI, INC.

at

$20.00 NET PER SHARE

Pursuant to the Offer to Purchase dated July 17, 2017

by

CLOUD MERGER SUB, INC.,

a wholly-owned subsidiary of

CLOUD INTERMEDIATE HOLDINGS, LLC an affiliate of H.I.G. MIDDLE MARKET LBO FUND II, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 17, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Cloud Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Cloud Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), to purchase all outstanding shares of Class A common stock, par value $0.019 per share (the “Class A Shares”), and Class B common stock, par value $0.019 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), of NCI, Inc., a Delaware corporation (“NCI”), at a purchase price of $20.00 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF CLASS A SHARES BEING TENDERED HEREBY:                 SHARES*

NUMBER OF CLASS B SHARES BEING TENDERED HEREBY:                 SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: , 201

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